John D. Buck Appointed Board Chairman at ValueVision Media

Minneapolis, Minn.—May 15, 2007–ValueVision Media, Inc. (Nasdaq:VVTV) announced today that John D. Buck has been appointed as non-executive chairman of the board of directors. Marshall S. Geller has relinquished the post after serving as non-executive chairman during the past three years.

John Buck has been a director of ValueVision Media since 2004, and has served as chairman of the human resources and compensation committee since joining the board. Mr. Buck is the chief executive officer of Whitefish Ventures, LLC, a provider of financial and general business services to small business enterprises. He is also currently the non-executive chairman of Medica, a major health plan in Minnesota, and serves as a director on the boards of Patterson Companies, Inc. and Halo Innovations.

Marshall Geller has been a director of the company since 1993 and has served as the non-executive chairman since 2003. He will continue to serve as a director of ValueVision Media. Mr. Geller is co-founder and senior managing partner of St. Cloud Capital, a Los Angeles-based fund. He also currently serves as a director on the boards of 1st Century Bank, N.A., GP Strategies Corporation, SCPIE Holdings, Inc., and National Holdings Corp. and is on the Board of Governors of Cedars Sinai Medical Center, Los Angeles.

“Both John and Marshall have had great influence on our company and have provided valuable counsel to me and the senior management team over the years”, said William J. Lansing, chief executive officer of ValueVision Media. “I extend my congratulations to John and my deep thanks to Marshall for his service as chairman over the last three years. I am also pleased that Marshall will continue as a member of the board of directors and as a member of the audit committee.”

About ValueVision Media, Inc

Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

SOURCE: ValueVision Media, Inc.

CONTACT:

Frank Elsenbast, Chief Financial Officer, 952-943-6516, or

Amy Kahlow, Director of Communications, 952-943-6717.